Exhibit 99.5

January 26, 2021

Seneca Biopharma, Inc.

20271 Goldenrod Lane

Germantown, MD 20876

Consent to Reference in Registration Statement

Seneca Biopharma, Inc. (the “Company”) has filed a Registration Statement on Form S-4, as amended, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), as of the date hereof. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus/information statement included in such registration statement as a future member of the board of directors of the Company.

Sincerely,

/s/ Thomas Hallam, Ph.D.

Thomas Hallam, Ph.D.